Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit Investor Relations Tel: 213-486-6549 Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2014 SECOND QUARTER FINANCIAL RESULTS

Restructuring Plan Designed to Return Company to Profitability Proceeding as Expected;

Sales to Newer Customers Continues to Grow Representing 46 Percent of Net Sales

Irvine, CA, May 1, 2014 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today reported financial results for its fiscal second quarter ended March 31, 2014. Net sales in the second quarter of fiscal 2014 were $117.8 million, down 32 percent from net sales of $173.7 million in the same quarter last year, primarily due to lower net sales to a key customer. This customer accounted for 43 percent of net sales during the second quarter of fiscal 2014. Net sales to the Company’s newer customers increased $39.4 million to approximately $53.6 million. Net sales to the newer customers represented approximately 46 percent of total net sales. Two of these newer customers were each at or above 15 percent of net sales during the quarter, supporting a more diversified customer base.

Gross margin during the second quarter of fiscal 2014 was (11.0) percent, compared to (8.9) percent for the same period in the prior year. Fiscal 2013 second quarter results included a $10.9 million inventory write-down. The decline was primarily driven by under-absorbed overhead as a result of the reduced net sales level and excess manufacturing capacity.

In connection with the announced restructuring plan designed to return MFLEX to profitability, the Company recorded $29.8 million of charges during the second quarter of fiscal 2014, of which $24.8 million consisted of pre-tax charges primarily for building and equipment write-downs, as well as severance incurred during the quarter for terminated employees. The cash component of these restructuring charges was $13.1 million, of which $5.3 million was paid during the quarter. In addition, $5.0 million of the charges were a non-cash tax expense related to the restructuring to record a valuation allowance against the Company’s deferred tax assets.

Net loss for the second quarter of fiscal 2014 was $52.4 million, or $2.18 per share, compared to a net loss of $23.9 million, or $1.00 per share, for the same period in the prior year. Non-GAAP net loss excluding the impact of stock-based compensation expense and impairment and restructuring related charges for the second quarter of fiscal 2014 was $24.2 million, or $1.00 per share, compared to a non-GAAP net loss of $23.0 million, or $0.97 per share, in the prior year period. A reconciliation of GAAP net loss and net loss per share to non-GAAP net loss and net loss per share is provided in the table at the end of this press release.

The Company generated $14.9 million in cash flows from operating activities during the second quarter of fiscal 2014, and had cash and cash equivalents of $124.6 million at March 31, 2014. The Company continues to maintain a strong balance sheet with no debt.

Reza Meshgin, Chief Executive Officer of MFLEX, commented, “Our restructuring plan is proceeding as expected. We are in the process of closing our engineering and research & development subsidiary in the U.K. and have ceased assembly operations in Chengdu, China. We plan to transfer certain research & development activities to our facilities in the U.S. and China. We are on track to complete the restructuring activities, including the consolidation of assembly operations from Chengdu and our two satellite manufacturing facilities in Suzhou, China into our two main manufacturing plants, MFC2 and MFC3, in Suzhou by the end of June. Based on our expectation that we may be able to sell some assets held for sale at a higher price than initially anticipated, we expect our total impairment and restructuring charges to be at the low end of the $40 to $60 million range initially provided. We continue to expect annual cost savings of approximately $50 million.”

Outlook

For the third quarter of fiscal 2014, the Company expects net sales to be between $115 and $130 million with continued strong contribution from the Company’s newer customers. Gross margin is expected to range between negative 5 and negative 6 percent based on production build plans, projected net sales volume and anticipated product mix.

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Commenting on the Company’s business outlook, Mr. Meshgin noted, “With our expected cost savings on track, we believe our improved cost structure will support sustainable profitability and competitiveness. Based on the timing and breadth of new programs expected to ramp across our customer base, we continue to anticipate a significant increase in net sales and a return to profitability, excluding impairment and restructuring, in the fiscal fourth quarter.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2014 second quarter financial results. The dial-in number for the call in North America is 1-877-941-8631 and 1-480-629-9867 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4679552.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: net sales; sales volumes; net income and losses; profitability; gross margins; product mix; restructuring plans and activities; impairment and restructuring charges, including the cash component thereof; asset write-downs; manufacturing capacity; cost reductions and our cost structure; cash flow; overhead absorption; forecasts; sales growth and growth objectives; demand for our end customers’ programs; expansion and diversification of the Company’s customer base; new customer opportunities and momentum with these customers; customer relationships; inventory levels; production build plans; demand and program allocation from our end customers; and balance sheet projections. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “should,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “could,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; demand for the Company’s products; the Company’s market share in its customers’ programs; product mix; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes, inventory levels, costs, quality assurance and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure; the outcome of the Company’s restructuring plans and activities; Company workforce issues; the Company’s ability to remain cost competitive; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; asset write-downs and impairment charges; utility, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Reports on Form 10-Q for the quarter ended December 31, 2013 and to be filed for the quarter ended March 31, 2014. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net sales	$117,793	$173,674	$329,465	$463,324
Cost of sales	130,765	189,207	339,941	454,154
Gross (loss) profit	(12,972)	(15,533)	(10,476)	9,170
Operating expenses:
Research and development	1,496	1,782	2,951	3,815
Sales and marketing	4,353	4,712	10,261	11,249
General and administrative	3,634	4,295	6,977	9,967
Impairment and restructuring	24,798	-	24,798	-
Total operating expenses	34,281	10,789	44,987	25,031
Operating loss	(47,253)	(26,322)	(55,463)	(15,861)
Other income (expense), net:
Interest income	246	86	455	156
Interest expense	(217)	(138)	(339)	(249)
Other income (expense), net	116	170	412	155
Loss before income taxes	(47,108)	(26,204)	(54,935)	(15,799)
(Provision for) benefit from income taxes	(5,308)	2,325	(6,760)	268
Net loss	$(52,416)	$(23,879)	$(61,695)	$(15,531)
Net loss per share:
Basic	$(2.18)	$(1.00)	$(2.56)	$(0.65)
Diluted	$(2.18)	$(1.00)	$(2.56)	$(0.65)
Shares used in computing net loss per share:
Basic	24,091	23,799	24,087	23,797
Diluted	24,091	23,799	24,087	23,797

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2014	September 30, 2013
Cash and cash equivalents	$124,562	$105,150
Accounts receivable, net	75,451	132,247
Inventories	57,780	86,853
Other current assets	27,830	17,265
Total current assets	285,623	341,515
Property, plant and equipment, net	197,598	244,056
Other assets	19,193	24,643
Total assets	$502,414	$610,214
Accounts payable	$111,859	$166,474
Other current liabilities	37,951	32,486
Total current liabilities	149,810	198,960
Other liabilities	20,579	19,063
Stockholders’ equity	332,025	392,191
Total liabilities and stockholders’ equity	$502,414	$610,214

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Cash flows from operating activities
Net loss	$(52,416)	$(23,879)	$(61,695)	$(15,531)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,687	14,740	26,508	29,158
Deferred taxes	4,928	(56)	4,863	(106)
Stock-based compensation expense	954	1,241	1,575	2,548
Excess tax benefit related to stock option exercises	-	(29)	-	(29)
Asset impairments	11,549	-	11,549	-
Gain on disposal of property, plant and equipment	(525)	(130)	(1,583)	(124)
Changes in operating assets and liabilities	36,673	55,671	41,912	60,099
Net cash provided by operating activities	14,850	47,558	23,129	76,015
Cash flows from investing activities
Purchases of property and equipment	(3,847)	(10,879)	(10,410)	(26,792)
Proceeds from sale of equipment and assets held for sale	1,482	136	2,536	136
Government grants received	-	-	4,151	-
Net cash used in investing activities	(2,365)	(10,743)	(3,723)	(26,656)
Cash flows from financing activities
Excess tax benefit related to stock option exercises	-	29	-	29
Tax withholdings for net share settlement of equity awards	-	(66)	(5)	(803)
Proceeds from exercise of stock options	28	568	94	597
Repurchase of common stock	-	(212)	-	(1,444)
Net cash provided by (used in) financing activities	28	319	89	(1,621)
Effect of exchange rate changes on cash	162	55	(83)	(219)
Net increase in cash	12,675	37,189	19,412	47,519
Cash and cash equivalents at beginning of period	111,887	92,652	105,150	82,322
Cash and cash equivalents at end of period	$124,562	$129,841	$124,562	$129,841

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
GAAP net loss	$(52,416)	$(23,879)	$(61,695)	$(15,531)
Stock-based compensation expense	954	1,241	1,575	2,548
Impairment and restructuring	24,798	-	24,798	-
Valuation allowance related to restructuring	5,001	-	5,001	-
Income tax effect of non-GAAP adjustments	(2,523)	(406)	(2,735)	(826)
Non-GAAP net loss	$(24,186)	$(23,044)	$(33,056)	$(13,809)
GAAP diluted loss per share	$(2.18)	$(1.00)	$(2.56)	$(0.65)
Effect of stock-based compensation, net of tax on diluted loss per share	0.04	0.03	0.05	0.07
Effect of impairment and restructuring, net of tax on diluted loss per share	0.93	-	0.93	-
Effect of valuation allowance related to restructuring on diluted loss per share	0.21	-	0.21	-
Non-GAAP diluted loss per share	$(1.00)	$(0.97)	$(1.37)	$(0.58)
Weighted-average diluted shares used in calculating non-GAAP diluted loss per share	24,091	23,799	24,087	23,797

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net loss and non-GAAP diluted net loss per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net loss and diluted net loss per share in calculating these non-GAAP financial measures are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities.

Multi-Fineline Electronix, Inc.

Product Mix

	Three Months Ended March 31,
	2014	2013
Smartphones	74%	65%
Tablets	11%	28%
Consumer Electronics	10%	5%

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